UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 30, 2012

MGM RESORTS INTERNATIONAL

(Exact name of registrant as specified in its charter)

DELAWARE	001-10362	88-0215232
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. employer identification no.)

3600 Las Vegas Boulevard South, Las Vegas, Nevada	89109
(Address of principal executive offices)	(Zip code)

(702) 693 -7120

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

On January 30, 2012, MGM Resorts International, a Delaware corporation (the “Company”), and Daniel D’Arrigo, the Company’s Executive Vice President and Chief Financial Officer, entered into an employment agreement (the “Employment Agreement”) with an effective date of September 12, 2011 (the “Effective Date”).  The Employment Agreement supersedes the employment agreement dated December 3, 2007 between the Company and Mr. D’Arrigo and provides for an initial term of employment from the Effective Date until September 11, 2015.

The Employment Agreement provides for a minimum annual salary of $800,000 during the first year of the term, $825,000 during the second year of the term, $850,000 during the third year of the term and $875,000 during the fourth year of the term.  In addition, Mr. D’Arrigo is eligible for an annual bonus with a target established at 100% of his base salary.

The Company may terminate the Employment Agreement for good cause. In such event, if the termination resulted from death or disability, Mr. D’Arrigo (or his beneficiary) would be entitled to receive his salary for a three month period following such termination, net of any payments received from any short term disability policy paid by the Company.

If the Company terminates the Employment Agreement for other than good cause, the Company will pay Mr. D’Arrigo’s salary for the remaining term of the Employment Agreement as an inactive employee.  Further, the Company will maintain Mr. D’Arrigo as a participant in all health and insurance programs in which he and his dependents are then participating through the first to occur of (a) the end of the initial term of the Employment Agreement or (b) the date on which he becomes eligible to receive health and/or insurance benefits from a new employer. Notwithstanding the foregoing, all compensation and benefits are subject to mitigation if Mr. D’Arrigo works for or otherwise provides services to a third party.

If Mr. D’Arrigo seeks to terminate the Employment Agreement for good cause, he must give the Company 30 days notice to cure the breach. If such breach is not cured (and the Company does not invoke its right to arbitration), then the Employment Agreement will be terminated.  However, Mr. D’Arrigo has agreed to be employed with the Company until the matter is resolved if the Company invokes its arbitration right.  In the event Mr. D’Arrigo terminates the Employment Agreement without cause, Mr. D’Arrigo will be entitled to salary through the date of termination.

In the event Mr. D’Arrigo is not employed by the Company for the entire initial term of the Employment Agreement, he will be restricted from working for or otherwise providing services to a competitor of the Company during the 12-month period following termination (or such shorter period remaining in the initial term if the termination occurs within the last year of the initial term), unless the Employment Agreement is terminated for employee’s good cause.

In all termination scenarios, Mr. D’Arrigo will be entitled to exercise any stock options, stock appreciation rights or other stock-based compensation to the extent provided under the applicable award agreement and equity incentive plan.

The foregoing is not a complete description of the Employment Agreement and is qualified in its entirety by reference to the full text of the Employment Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(a)	Not applicable.

(b)	Not applicable.

(c)	Not applicable.

(d)	Exhibits

	No.	Description

	10.1	Employment Agreement, executed as of January 30, 2012, by and between Daniel D’Arrigo and MGM Resorts International

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 2, 2012

MGM Resorts International

	By:	/s/ Andrew Hagopian III
Name: Andrew Hagopian III Title: Vice President & Deputy General Counsel

INDEX TO EXHIBITS

No.	Description

10.1	Employment Agreement, executed as of January 30, 2012, by and between Daniel D’Arrigo and MGM Resorts International